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                                                                                  OMB APPROVAL

                                UNITED STATES                             OMB Number:            3235-0145
                      SECURITIES AND EXCHANGE COMMISSION                  Expires:        October 31, 1994
                           WASHINGTON, D.C. 20549                         Estimated average burden
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                                 SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO.     6     )*
                                       -----------

                           The Times Mirror Company
            -----------------------------------------------------
                               (Name of Issuer)

                            Common Stock, Series C
            -----------------------------------------------------
                        (Title of Class of Securities)

                                 887360 30 3
                   ----------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of 8 pages

CUSIP NO.   887360 30 3               13G              Page   2   of   8  Pages
          ---------------                                    ---      ---

 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Times Mirror Employee Stock Ownership Trust


 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]

                                                                       (b) [ ]
         Not applicable

 3     SEC USE ONLY




 4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California

                             5     SOLE VOTING POWER

                                     0


          NUMBER OF          6     SHARED VOTING POWER
            SHARES
         BENEFICIALLY                2,293,945
           OWNED BY
             EACH
           REPORTING         7     SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0


                             8     SHARED DISPOSITIVE POWER

                                     2,293,945



 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,293,945

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4 percent

 12    TYPE OF REPORTING PERSON*

         EP (Employee Benefit Plan)


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                             Page     of     pages

CUSIP NO.   887360 30 3               13G              Page   3   of   8  Pages
          ---------------                                    ---      ---

 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James F. Guthrie


 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]

                                                                       (b) [ ]
         Not applicable

 3     SEC USE ONLY




 4     CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                             5     SOLE VOTING POWER

                                     350


          NUMBER OF          6     SHARED VOTING POWER
            SHARES
         BENEFICIALLY                2,293,945
           OWNED BY
             EACH
           REPORTING         7     SOLE DISPOSITIVE POWER
            PERSON
             WITH                    350


                             8     SHARED DISPOSITIVE POWER

                                     2,293,945



 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,294,295

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4 percent

 12    TYPE OF REPORTING PERSON*

         00 (Other-Trustee of the Times Mirror Employee Stock Ownership Trust)


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                             Page     of     pages

CUSIP NO.   887360 30 3               13G              Page   4   of   8  Pages
          ---------------                                    ---      ---

 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James R. Simpson


 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]

                                                                       (b) [ ]
         Not applicable

 3     SEC USE ONLY




 4     CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                             5     SOLE VOTING POWER

                                     4,250


          NUMBER OF          6     SHARED VOTING POWER
            SHARES
         BENEFICIALLY                2,293,945
           OWNED BY
             EACH
           REPORTING         7     SOLE DISPOSITIVE POWER
            PERSON
             WITH                    4,250


                             8     SHARED DISPOSITIVE POWER

                                     2,293,945



 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,298,195

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4 percent

 12    TYPE OF REPORTING PERSON*

         00 (Other-Trustee of the Times Mirror Employee Stock Ownership Trust)


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                             Page     of     pages

CUSIP NO.   887360 30 3               13G              Page   5   of   8  Pages
          ---------------                                    ---      ---

 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Thomas Unterman


 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]

                                                                       (b) [ ]
         Not applicable

 3     SEC USE ONLY




 4     CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                             5     SOLE VOTING POWER

                                     0


          NUMBER OF          6     SHARED VOTING POWER
            SHARES
         BENEFICIALLY                2,293,945
           OWNED BY
             EACH
           REPORTING         7     SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0


                             8     SHARED DISPOSITIVE POWER

                                     2,293,945



 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,293,945

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable


 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4 percent

 12    TYPE OF REPORTING PERSON*

         00 (Other-Trustee of the Times Mirror Employee Stock Ownership Trust)


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                             Page     of     pages

CUSIP No. 887360 30 3                                         Page 6 of 8 pages

Schedule 13G
Amendment No. 6


Item 1(a)            Name of Issuer:

                            The Times Mirror Company

Item 1(b)            Address of Issuer's Principal Executive Offices:

                            Times Mirror Square
                            Los Angeles, CA  90053

Item 2(a)            Name of Person Filing:

                            The Times Mirror Employee Stock Ownership Trust

Item 2(b)            Address of Principal Business Office

                            Times Mirror Square
                            Los Angeles, CA  90053

Item 2(c)            Citizenship

                            California

Item 2(d)            Title of Class of Securities

                            Common Stock, Series C

Item 2(e)            CUSIP Number:

                            887360 30 3

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:
                     _____________________________________________________

                            (f) Employee Benefit Plan

Item 4               Ownership

                            (a)    Amount Beneficially Owned:

                                   2,293,945 shares of Series C Common Stock in
                                   The Times Mirror Employee Stock Ownership
                                   Plan allocated and unallocated accounts as of December 31, 1994.

CUSIP No. 887360 30 3                                         Page 7 of  8 pages

Schedule 13G
Amendment No. 6


            (b)    Percent of Class:

                   7.4 percent

            (c)    Number of shares as to which such person has:*

                    (i)   sole power to vote or to direct the vote:

                          0

                    (ii)  shared power to vote or to direct the vote:

                          2,293,945

                    (iii) sole power to dispose or to direct the disposition of:

                          0

                    (iv) shared power to dispose or to direct the disposition of:

                          2,293,945

Item 5          Ownership of Five Percent or Less of a Class:

                    Not applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                    Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not applicable

Item 8          Identification and Classification of Members of the Group:

                    Not applicable


* As to Employee Stock Ownership Trust only (does not include shares held by each Trustee in his personal account).

CUSIP No. 887360 30 3                       Page 8 of  8 pages
Schedule 13G
Amendment No. 6



Item 9               Notice of Dissolution of Group:

                            Not applicable

Item 10              Certification:

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 THE TIMES MIRROR EMPLOYEE
                                 STOCK OWNERSHIP TRUST



Date:    February 1, 1995        By:     /s/  JAMES F. GUTHRIE
                                         ------------------------------------
                                         Trustee




Date:    February 1, 1995        By:     /s/  JAMES R. SIMPSON
                                         ------------------------------------
                                         Trustee




Date:    February 1, 1995        By:     /s/  THOMAS UNTERMAN
                                         ------------------------------------
                                         Trustee